News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications

815-639-6282

Gendron Named Woodward Chairman of the Board

Fort Collins, Colo., January 23, 2008—Woodward Governor Company (Nasdaq:WGOV) today announced that the Board of Directors named Thomas A. Gendron as Chairman of the Board, effective immediately, in addition to his responsibilities as Chief Executive Officer and President. Mr. Gendron has been a director of the company since 2005.

John A. Halbrook, former Chairman of the Board, said, “Naming Tom as Chairman completes Woodward’s succession plan that we have been executing over the past several years. I am confident that Tom has the vision and experience to lead Woodward.” Mr. Halbrook will continue to serve as a director of Woodward.

“I am honored to accept this key leadership role and look forward to continuing to guide Woodward as we execute our strategic initiatives to grow the company,” said Mr. Gendron.

Woodward will continue its practice to have a strong independent lead director.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engine, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power and process industries and transportation. Visit our website at www.woodward.com.

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The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2007 and Quarterly Report Form 10-Q for the quarter ended December 31, 2007, to be filed shortly.

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